UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2015

CorEnergy Infrastructure Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland	1-33292	20-3431375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Walnut, Ste. 3350, Kansas City, MO	64106
(Address of Principal Executive Offices)	(Zip Code)

(816) 875-3705
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Regulation FD Disclosure.

Effective June 17, 2015, subsidiaries of CorEnergy Infrastructure Trust, Inc. (the “Company”) entered into an agreement with Black Bison Water Services, LLC (“Black Bison WS”) and certain of its subsidiaries and affiliates formalizing the terms of forbearance, as described below, granted under the Company’s secured loans to subsidiaries of Black Bison WS financing salt water disposal wells and related assets.

As previously reported, on March 13, 2014 the Company’s wholly-owned subsidiary, Corridor Bison, LLC (“Corridor Bison”) entered into a Loan Agreement with Black Bison WS, pursuant to which Corridor Bison agreed to loan Black Bison WS up to $11.5 million (the “Black Bison Loan”). Further, on July 24, 2014, Corridor Bison entered into an amendment increasing the maximum size of the Black Bison Loan to $12 million and our subsidiary, CorEnergy BBWS, Inc. entered into a TRS Loan Agreement, pursuant to which CorEnergy BBWS agreed to loan Black Bison WS up to $3.3 million (together with the Black Bison Loan, the “Loans”). The proceeds of these Loans were used by Black Bison WS and its affiliates to finance the acquisition and development of real property that provide water disposal services for the oil and natural gas industry.

By their terms, interest initially accrues on the outstanding principal amount of both Loans at an annual rate of 12 percent, which rate will increase annually to equal 102 percent of the rate in effect for the prior year. In addition, starting in April 2015 and continuing for each month thereafter, the outstanding principal of the Loans bear variable interest calculated as a function of the increase in volume of water treated by Black Bison WS during the particular month. The base interest plus variable interest, paid monthly, is capped at 19 percent per annum. The Loans mature on March 31, 2024 and are amortized by quarterly payments which were set to begin on March 31, 2015. Annual prepayments based upon free cash flows of the Borrower and its affiliates were set to commence in April 2015. The Loans are secured by the real property and equipment held by Black Bison WS and the outstanding equity in Black Bison WS and its affiliates. The Loans are also guaranteed by certain affiliates of Black Bison WS.

Due to reduced drilling activity in Black Bison WS’s area of operations, during the first quarter of 2015 Black Bison WS requested, and the Company initially granted, a waiver of certain financial covenants. At the present time, Black Bison WS and its affiliates have not made the amortization payments to the Company that were due and owing on March 31, 2015, and April 15, 2015, and have also remained in default under certain other covenants and obligations set forth in the Loan Agreements (collectively, the “Existing Defaults”). Accordingly, by agreement between us and Black Bison WS effective June 17, 2015, the following agreements have been made:

•	We have agreed with Black Bison WS to a period during which we will forbear from exercising any remedies relating to the Existing Defaults. A reduced principal and interest payment schedule will apply (as described below). The forbearance period, which will terminate on August 15, 2015 unless extended by the Company in its sole discretion, is subject to compliance by Black Bison WS and its affiliates with additional conditions set forth in the agreement and to the non-occurrence of any defaults under the Loans other than the Existing Defaults.

•	We agreed to accept temporarily reduced interest payments under the Loans in the maximum amount of $50,000 per month for June and July of 2015, with such maximum amount increasing to $75,000 per month for August through December 2015 (subject to the continuation of the forbearance period in the Company’s sole discretion). Interest that accrues but is not payable pursuant to these terms during the forbearance period will be added to the principal of the Loans and will accrue additional interest from the date on which such interest otherwise would have been payable, and shall be payable in full upon termination of the forbearance period. No principal payments are required during the forbearance period.

Black Bison WS also agreed to a general release of any prior claims related to the Loans or the forbearance and to reimburse the Company for its additional expenses incurred in connection with granting the forbearance agreement. The Company has no reason to believe the notes receivable with Black Bison are not fully collectible as of June 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORENERGY INFRASTRUCTURE TRUST, INC.

Dated: June 19, 2015	By:	/s/ Rebecca M. Sandring
Rebecca M. Sandring
Secretary